Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-75378 on Form S-8 of our report dated January 31, 2006, relating to the financial statements and financial statement schedule of Calavo Growers, Inc., and of our report on internal control over financial reporting dated January 31, 2006 (which report expresses an adverse opinion on management’s assessment and on the effectiveness of the Calavo Growers, Inc.’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Calavo Growers, Inc. for the year ended October 31, 2005.
/s/ Deloitte & Touche LLP
Los Angeles, California
January 31, 2006

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